EXHIBIT 11
                                                                      ----------


                                    NBO, LLC
                           25800 NORTHWESTERN HIGHWAY
                                    SUITE 750
                           SOUTHFIELD, MICHIGAN 48075
                     TEL. (248) 262-1000 FAX (248) 357-6116


                                 April 24, 2000

BY FACSIMILE AND FEDERAL EXPRESS
--------------------------------

Quality Dining, Inc.
4220 Edison Lakes Parkway
Mishawaka, Indiana  46545

Daniel B. Fitzpatrick
c/o Quality Dining, Inc.
4220 Edison Lakes Parkway
Mishawaka, Indiana  46545

Gentlemen:

           This letter confirms our agreement and understanding as follows:

           1. Daniel B. Fitzpatrick ("Fitzpatrick") agrees that he shall not, and shall cause his "affiliates" and "associates" (as defined under the Securities Exchange Act of 1934, as amended) not to, purchase or otherwise acquire any shares of common stock of Quality Dining, Inc. (the "Company") until June 15, 2000.

           2. The Company agrees that it shall not, and shall cause each of its executive officers and directors not to, purchase or otherwise acquire any shares of common stock of the Company until June 15, 2000.

           3. NBO, LLC agrees that it will not seek a temporary restraining order or preliminary injunction in the action filed in the United States District Court for the Northern District of Indiana on April 19, 2000, entitled NBO, LLC v. Quality Dining, Inc., et al., to restrain or prohibit the persons referred to in paragraph 1 or 2 above from purchasing shares of the Company's common stock that would take effect prior to June 15, 2000. Notwithstanding the foregoing, NBO, LLC intends to request, and this agreement shall not be construed to restrain or limit NBO from requesting, the Court in such action to schedule a preliminary injunction hearing prior to June 15 and to order expedited discovery. If the Court is unwilling or unable to schedule a preliminary injunction hearing on or before June 12, 2000, and the Company and Fitzpatrick are unwilling to extend the prohibition on purchases of shares of the Company's common stock referred to in paragraphs 1 and 2 above to the hearing date, NBO, LLC intends to request, and this agreement shall not be construed to restrain or limit NBO from requesting, a temporary restraining order. Fitzpatrick, the Company and any other affected parties reserve their rights to object to such requests.

           If the foregoing correctly sets forth our agreement and understanding, please confirm such agreement and understanding by signing a duplicate of this letter and returning it to us.


                                                Very truly yours,

                                                NBO, LLC



                                                By: /s/ David W. Schostak
                                                   ----------------------
                                                   David W. Schostak
                                                   Member

AGREED:

QUALITY DINING, INC.


By:/s/ Daniel B. Fitzpatrick
   ---------------------------
   Name: Daniel B. Fitzpatrick
         ---------------------
   Title: President and CEO
          -----------------


   /s/ Daniel B. Fitzpatrick
   ---------------------------
   Daniel B. Fitzpatrick